Exhibit 10 (d)
June 5, 2006
SUPPLEMENT TO
UAW-GM-DELPHI SPECIAL ATTRITION PROGRAM AGREEMENT
DATED MARCH 22, 2006
Delphi, GM and the UAW agree on the following supplement (the “Supplement”) to the Special Attrition Program dated March 22. 2006, and the administrative clarifications dated March 27, 2006 (the “Program”):
1.	Paragraph 3.b of the Program is supplemented to make available to employees with at least 26 years of credited service but less than 27 years of credited service regardless of age special voluntary placement in a pre-retirement program. The gross monthly wages while in the program will be $2,750. The “Ceiling Amount” of $75 million referenced in Paragraph 3.b.iv of the Program will be increased to $90 million. All of the remaining terms of the Program shall apply.
2.	In addition to existing Program options, GM, Delphi and the UAW agree that Delphi employees will be offered buyouts to sever all ties with Delphi and GM except vested pension benefits. Employees will only be eligible to elect one option under the UAW Special Attrition Program Agreement or this Supplement. Employees with 10 or more years of seniority or credited service, whichever is greater, are eligible for $140,000 and traditional employees with less than 10 years seniority are eligible for $70,000 (the “Buyout Payments”), less withholdings. Employees hired under the Supplemental New Hire Agreement prior to March 22, 2006 are eligible for a Buyout Payment amount prorated to $40,000, less withholdings. GM and Delphi will each pay one-half the buyout amounts due under this Paragraph 2. Notwithstanding paragraph 7 of the Program, GM will receive an allowed prepetition general unsecured claim in the aggregate amount of all Buyout Payments actually paid by GM pursuant to the Program.
3.	These expanded options will be offered on a nation-wide basis expeditiously. The application period for these expanded options, timing of the pre-retirement program and buyouts and the release dates will be determined by the joint UAW-Delphi National Parties but in any event no later than January 1, 2007.
4.	All of the remaining provisions of the Program as approved by the U.S. Bankruptcy Court for the Southern District of New York (“the Court”) are affirmed.
5.	The effectiveness of all terms and conditions of this Supplement are conditioned on approval of the Supplement by the Court pursuant to entry of an order that is satisfactory to each of Delphi, GM and the UAW and which provides for the allowance of GM’s claim as described in Paragraph 2 .above.